Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD FINANCIAL PERFORMANCE FOR THE FIRST QUARTER OF FISCAL 2008

Union City, California - July 26, 2007 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2007.

Quarterly highlights include:
•	Record revenues of $22.9 million, up 13% over last year’s comparable quarter.
•	Medical market sales of $4.8 million, up 29% over last year’s comparable quarter.
•	Medical instrument sales of 177 units, up 43% over last year’s comparable quarter.
•	Medical reagent disc sales of 274,000 units, up 25% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1,138,000 units, compared to 957,000 units in the same period last year, up 19% over last year’s comparable quarter.
•	Record reagent disc margin of 65%, up 540 basis points over last year’s comparable quarter.
•	Gross profit of 56.8%, up 60 basis points over last year’s comparable quarter.
•	Record operating income of $4.5 million, up 22% over last year’s comparable quarter.
•	Record net income of $3.1 million, up 29% over last year’s comparable quarter.
•	Diluted EPS: $0.14 versus $0.11 in the same period last year.
•	Cash, cash equivalents and short-term investments as of June 30, 2007 of $49.5 million, up 38% compared to June 30, 2006.

Quarterly Results: For the fiscal quarter ended June 30, 2007, Abaxis reported revenues of $22.9 million, as compared with revenues of $20.4 million for the comparable period last year, an increase of 13 percent. Instrument, reagent disc and hematology reagent revenues increased by $1.9 million, or 10 percent over the same period last year. The company reported net income of $3.1 million, compared to $2.4 million for the same period last year. The company’s effective tax rate in the quarter ended June 30, 2007 was 38 percent, compared to 40 percent for the same period last year. The company reported diluted net income per share of $0.14 (calculated based on 22,102,000 shares) in the first quarter of fiscal 2008, compared to $0.11 per share (calculated based on 21,758,000 shares) for the same period last year.

Other Reported Information: Reagent disc and hematology reagent revenues for the first quarter of fiscal 2008 were $14.3 million, up 18 percent over the $12.1 million reported in the same period last year. During the quarter, the company sold a total of 1,138,000 medical and veterinary reagent discs, an increase of 19 percent, compared to 957,000 medical and veterinary reagent discs sold during the same period last year. Total medical sales for the first quarter of fiscal 2008 were $4.8 million, an increase of 29 percent over last year’s comparable quarter. Medical sales in North America, excluding sales to the U.S. government, during the first quarter of fiscal 2008 were $3.7 million, an increase of 36 percent over last year’s comparable quarter. Total veterinary sales for the first quarter of fiscal 2008 were $16.4 million, up 6 percent over last year’s comparable quarter. Additionally, veterinary reagent disc sales for the first quarter of fiscal 2008 were $11.0 million, an increase of 19 percent, compared to the same period last year. The company ended the quarter with $49.5 million in cash, cash equivalents and short-term investments.

“The first quarter of fiscal 2008 was a quarter of changes and transitions,” commented Clint Severson, President and Chief Executive Officer of Abaxis. “Despite the challenges that come with change, we were able to achieve record financial results for the quarter. We continue to achieve strong year-over-year sales results in most of our product segments and believe that fiscal 2008 has the potential to continue the strong growth trends of the previous few years. From a strategic standpoint, we are commencing a number of initiatives that we believe will help us take the company to the next level of its development.”

“In our veterinary business,” Mr. Severson continued, “we have adjusted the compensation model of our direct sales team to now include sales of reagent discs to customers on an on-going basis. Previously, our sales representatives were tasked with selling our VetScan and VS2 blood analysis instruments only. We have now added reagent disc sales to their compensation package with the goal of improving reagent disc sales going forward, which in turn should expand customer loyalty to our leading-edge systems.”

“We have also retained a national search firm to bring on a new manufacturing operations executive to succeed Bob Milder, who recently retired. We thank Bob for the significant contributions he made to help bring Abaxis to its current level. We will now look to bring on a seasoned industry professional that can help to drive our next level of growth with the most efficient and effective manufacturing operation possible. We believe that this also represents an exciting opportunity for the next generation of blood analysis products to benefit from the creativity and the fresh perspective of a new operations executive with a unique set of skills and industry expertise.”

“All in all,” concluded Mr. Severson, “we are pleased with the progress that we continue to make and we believe that there are a great many market opportunities for our products in the years to come.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on July 26, 2007. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 7195890, through July 29, 2007. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share on a pro forma basis. This non-GAAP financial presentation is not a measurement of performance under generally accepted accounting principles in the United States of America. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release and our conference call will include statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006

Revenues	$22,931	$20,358
Cost of revenues	9,915	8,921
Gross profit	13,016	11,437

Operating expenses:
Research and development	1,653	1,717
Sales and marketing	5,229	4,471
General and administrative	1,651	1,584
Total operating expenses	8,533	7,772

Income from operations	4,483	3,665
Interest and other income (expense), net	499	336
Income before income taxes	4,982	4,001
Income tax provision	1,884	1,600
Net income	$3,098	$2,401

Net income per share:
Basic net income per share	$0.15	$0.12
Diluted net income per share	$0.14	$0.11

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,311	20,268
Weighted average common shares outstanding - diluted	22,102	21,758

ABAXIS, INC.
Condensed Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2007	2007
Current assets:
Cash and cash equivalents	$9,159	$10,183
Short-term investments	40,315	35,028
Trade receivables, net	15,348	16,929
Inventories, net	16,682	14,813
Prepaid expenses	935	1,321
Net deferred tax asset - current	7,416	8,979
Total current assets	89,855	87,253
Property and equipment, net	12,870	12,662
Intangible assets, net	431	450
Other assets	29	38
Net deferred tax asset - non-current	2,312	2,312
Total assets	$105,497	$102,715

Current liabilities:
Accounts payable	$5,553	$6,505
Accrued payroll and related expenses	3,052	3,830
Other accrued liabilities	1,091	1,169
Deferred revenue	819	917
Warranty reserve	615	315
Total current liabilities	11,130	12,736

Non-current liabilities:
Deferred rent	367	391
Deferred revenue	1,095	1,244
Warranty reserve	295	532
Total non-current liabilities	1,757	2,167

Shareholders' equity:
Common stock	104,982	103,282
Accumulated deficit	(12,372)	(15,470)
Total shareholders' equity	92,610	87,812
Total liabilities and shareholders' equity	$105,497	$102,715

Non-GAAP Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended
	June 30,
	2007	2006
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,311	20,268
Weighted average common shares outstanding - diluted	22,102	21,758

Non-GAAP operating income per share - basic	$0.21	$0.18
Non-GAAP operating income per share - diluted	$0.20	$0.17

Revenues by Geographic Region
(In thousands)
	Three Months Ended
	June 30,
	2007	2006
North America	$19,169	$16,763
International	3,762	3,595
Total revenues	$22,931	$20,358

Revenues by Customer Group
(In thousands)
	Three Months Ended
	June 30,
	2007	2006
Medical Market	$4,807	$3,730
Veterinary Market	16,436	15,541
Other	1,688	1,087
Total revenues	$22,931	$20,358